Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA T +1 212 768 6700 F +1 212 768 6800	Salans FMC SNR Denton dentons.com

June 3, 2015

Board of Directors

Nuo Therapeutics, Inc.

207A Perry Parkway, Suite 1

Gaithersburg, MD 20877

Re:	Nuo Therapeutics, Inc.
Post-Effective Amendment to Registration Statement on Form S-1 (File No. 333-197352)

Ladies and Gentlemen:

In our capacity as counsel to Nuo Therapeutics, Inc., a Delaware corporation (the "Company"), we have been asked to render this opinion in connection with a post-effective amendment (the "Post-Effective Amendment") to the Company's registration statement on Form S-1, as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on July 10, 2014. The Post-Effective Amendment covers the resale of up to 164,922,691 shares of the Company's common stock, par value $0.0001 per share ("Common Stock"), consisting of (i) 67,307,692 shares (the "Note Shares") that are issuable upon the conversion of certain notes heretofore issued by the Company to Deerfield Management Company, L.P. and certain of its affiliates (collectively, "Deerfield") (such notes, the "Notes") pursuant to a financing the Company completed in March and June 2014 (the "Deerfield Financing"), (ii) 92,615,384 shares (the "Deerfield Warrant Shares") of Common Stock that are issuable upon the exercise of certain warrants heretofore issued by the Company to Deerfield (the "Deerfield Warrants") and (iii) 4,999,615 shares (the "Placement Agent Warrant Shares") of Common Stock that are issuable upon the exercise of certain warrants heretofore issued by the Company to the placement agent the Company engaged in connection with the Deerfield Financing (the "Placement Agent Warrants"). The Note Shares, the Deerfield Warrant Shares and the Placement Agent Warrant Shares have been included in the Post-Effective Amendment for the account of the persons identified therein as the Selling Stockholders.

We are delivering this opinion to you at your request in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of (i) the Company's Restated Certificate of Incorporation, as amended, (ii) the Company's Restated By-Laws, (iii) the Registration Statement, (iv) the Post-Effective Amendment, (v) corporate proceedings of the Company relating to the Note Shares, the Notes, the Deerfield Warrant Shares, the Deerfield Warrants, the Placement Agent Warrant Shares and the Placement Agent Warrants, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon and the conformity to originals of all copies of all documents examined by us. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

June 3, 2015 Page 2	Salans FMC SNR Denton dentons.com

Based upon the foregoing, and in reliance thereon, and subject to the limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that:

1. The Note Shares have been duly authorized and, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

2. The Deerfield Warrant Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

3. The Placement Agent Warrant Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than Delaware corporate Law and the federal laws of the United States of America.

We hereby consent to the use of our opinion as an exhibit to the Post-Effective Amendment and to the reference to this firm and this opinion under the heading "Legal Matters" in the prospectus comprising a part of the Post-Effective Amendment and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Dentons US LLP Dentons US LLP